Exhibit 99

News Release

Contacts:	Layne Christensen Company Jerry W. Fanska
Sr. Vice President Finance
913-677-6858
www.laynechristensen.com
TUESDAY, APRIL 4, 2006
LAYNE CHRISTENSEN REPORTS FOURTH QUARTER AND
FISCAL 2006 YEAR END RESULTS
•	Revenues for the year set a record, up $119.6 million, or 34.8%

•	Earnings per share for the year up 40% to $1.05 per share

•	Mineral exploration division revenues and earnings up for the year 19.1% and 18.3%, respectively

•	Excluding the Reynolds acquisition, water resources division revenues up 12.1% for the year, however, earnings were negatively impacted by results in two markets and added costs of water treatment initiatives

•	Energy division revenues up 228.1% for the year with a profitability improvement of $4.9 million

•	Energy division reports 45.1 BCF of proved natural gas reserves and a pre-tax PV-10 value of $120.1 million

Financial Data	Three Months		%	Twelve Months		%
(in 000's, except per share data)	1/31/06	1/31/05	Change	1/31/06	1/31/05	Change

Revenues
—Water resources	$99,527	$53,417	86.3	$283,337	$198,475	42.8
—Mineral exploration	29,773	26,609	11.9	124,206	104,299	19.1
—Geoconstruction	10,942	7,122	53.6	37,659	34,636	8.7
—Energy	4,700	1,856	153.2	12,536	3,821	228.1
—Other	1,787	583	206.5	5,277	2,231	136.5

Total revenues	$146,729	$89,587	63.8	$463,015	$343,462	34.8

Gross profit	33,708	23,866	41.2	118,387	93,218	27.0
Net income	3,116	1,171	166.1	14,681	9,754	50.5
Dilutive EPS	0.20	0.09	122.2	1.05	0.75	40.0

     “We are very pleased with the results of the fourth quarter and the full year. The Company overcame some difficult operating issues in California, Texas and Africa to post some very strong year-over-year results. These three markets are important historical earnings generators for us, so to post these annual financial results under such circumstances is very impressive. The early results for the new year are encouraging. The problem markets from last year are now back on a positive track. The Reynolds, Inc. integration is proceeding as planned and our expectations are for continued positive results. We are entering fiscal 2007 in about as good a shape as I can recall.” —
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, April 4, 2006 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the fiscal year ended January 31, 2006 of $14,681,000, or $1.05 per diluted share, compared to net income of $9,754,000, or $0.75 per diluted share last year.
Revenues for fiscal 2006 increased $119,553,000, or 34.8%, to $463,015,000 compared to $343,462,000 for fiscal 2005. Revenues were up across all divisions with the main increases in the mineral exploration and water resources divisions including the impact of the acquisition of Reynolds, Inc. (“Reynolds”) that closed on September 28, 2005. A further discussion of results of operations by division is presented below.
Gross profit as a percentage of revenues was 25.6% for fiscal 2006 compared to 27.1% for fiscal 2005. The decrease in gross profit percentage was primarily the result of reduced margins in the water resources division arising from a change in product mix with the acquisition of Reynolds, higher than expected costs on certain water supply contracts especially in the California market and competitive pricing pressures in Texas. These decreases were partially offset by improved margins in the energy division due to the increased sales of natural gas as a result of increased production and pricing.
Selling, general and administrative expenses increased to $69,979,000 for fiscal 2006 compared to $60,214,000 for fiscal 2005 (15.1% and 17.5% of revenues, respectively). The increase was primarily related to the acquisition of Reynolds in September 2005, the acquisition of Beylik Drilling and Pump Service, Inc. (“Beylik”) in October 2004, expansion of the Company’s water treatment capabilities and additional accrued incentive compensation expense as a result of improved profitability of the Company.
Depreciation, depletion and amortization increased to $20,024,000 for fiscal 2006 compared to $14,441,000 for fiscal 2005. The increase was primarily attributable to the increased depreciation associated with the property and equipment purchased in the Reynolds and Beylik acquisitions and increased depletion expense resulting from the increase in production of unconventional gas from the Company’s energy operations.
Equity in earnings of affiliates increased to $4,345,000 for fiscal 2006 compared to $2,637,000 for fiscal 2005, reflecting increased activity by the Company’s Latin American affiliates and a joint venture in the geoconstruction division.
Interest expense increased to $5,773,000 for fiscal 2006 compared to $3,221,000 for fiscal 2005. The increase was a result of an increase in the Company’s average borrowings during the year in conjunction with the financing of Reynolds.
Other, net was $900,000 for fiscal 2006 and $1,220,000 for fiscal 2005, which primarily related to gains on sales of property and equipment resulting from the Company’s efforts to monetize non-strategic assets.
The Company’s effective tax rate was 47.1% for the year ended January 31, 2006, compared to 48.0% for the year ended January 31, 2005. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
The fourth quarter of the Company’s fiscal year resulted in net income of $3,116,000, or $0.20 per diluted share, compared to $1,171,000, or $0.09 per diluted share in the prior year. Revenues for the quarter increased $57,142,000, or 63.8%, to $146,729,000 from $89,587,000 in the prior year. Excluding the impact of the Reynolds acquisition, revenue increased 12.2% during the quarter. The increase in profitability during the quarter was primarily due to strong performance by the energy and geoconstruction divisions.
Water Resources Division

(in thousands)
Year Ended January 31,	2006	2005

Revenues	$283,337	$198,475
Income from continuing operations before income taxes	22,992	23,905
Water resources revenues increased 42.8% to $283,337,000 for the year ended January 31, 2006, from $198,475,000 for the year ended January 31, 2005. The increase was primarily attributable to the Reynolds and Beylik acquisitions and the division’s water treatment initiatives.
Income from continuing operations for the water resources division decreased 3.8% to $22,992,000 for the year ended January 31, 2006, compared to $23,905,000 for the year ended January 31, 2005. The decrease in income from continuing operations was primarily the result of higher than expected costs on certain water supply contracts especially in the California market, competitive pricing pressures in the Texas market and additional costs of approximately $1,100,000 associated with the introduction of membrane technology to the division’s water treatment initiatives.

Mineral Exploration Division

(in thousands)
Year Ended January 31,	2006	2005

Revenues	$124,206	$104,299
Income from continuing operations before income taxes	13,947	11,791
Mineral exploration revenues increased 19.1% to $124,206,000 for the year ended January 31, 2006, compared to revenues of $104,299,000 for the year ended January 31, 2005. The increase in revenues was primarily the result of increased exploration activity in the Company’s markets due to higher gold and base metal prices.
Income from continuing operations for the mineral exploration division increased 18.3% to $13,947,000 for the year ended January 31, 2006, compared to income from continuing operations of $11,791,000 for the year ended January 31, 2005. The improved earnings in the division were primarily due to the increased activity levels noted above and increased earnings by the Company’s Latin American affiliates partially offset by difficult operating conditions in Africa. Equity earnings from the Latin American affiliates were $3,506,000 for fiscal 2006 and $2,764,000 for fiscal 2005.
Geoconstruction Division

(in thousands)
Year Ended January 31,	2006	2005

Revenues	$37,659	$34,636
Income from continuing operations before income taxes	5,263	2,488
Geoconstruction revenues increased 8.7% to $37,659,000 for the year ended January 31, 2006, compared to $34,636,000 for the year ended January 31, 2005. The increase in revenues was primarily attributable to strong sales in the fourth quarter from the Company’s manufacturing operations in Italy.
The geoconstruction division’s income from continuing operations increased 111.5% to $5,263,000 in fiscal 2006 compared to $2,488,000 in fiscal 2005. The increase in income from continuing operations was attributable to an increase of $966,000 in equity in earnings from a joint venture substantially completed in fiscal 2006, additional earnings from the manufactured products described above and the settlement of several contract change orders.
Energy Division

(in thousands)
Year Ended January 31	2006	2005

Revenues	$12,536	$3,821
Income (loss) from continuing operations before income taxes	2,891	(1,993)
Energy division revenues increased 228.1% to $12,536,000 for the year ended January 31, 2006 compared to revenues of $3,821,000 for the year ended January 31, 2005. The increase in revenues was primarily attributable to increased production from the Company’s unconventional gas properties and higher natural gas prices.
The division had income from continuing operations of $2,891,000 for the year ended January 31, 2006, compared to a loss from continuing operations of $1,993,000 for the year ended January 31, 2005. The increase in income was due to the increase in production of unconventional gas and certain overhead cost reductions.
Proved reserves as of February 1, 2006 were 45.1 BCF of natural gas, an increase of 18.5 BCF from the 26.6 BCF at February 1, 2005, the last evaluation date. The Company’s reserves were evaluated by Cawley, Gillespie & Associates, an independent petroleum engineering firm from Fort Worth, Texas. Of the proved reserves, 43% were classified as proved developed and the remaining 57% as proved undeveloped.
At February 1, 2006, the energy division’s estimated future net cash flows discounted at 10% before income taxes (PV-10) from its proved reserves were $120.1 million, up $74.7 million from $45.4 million at February 1, 2005. The estimate is based on an unescalated gas price of $7.38 per MMBTU, compared to $5.76 per MMBTU used in the February 1, 2005 evaluation, and was in accordance with guidelines established by the Securities and Exchange Commission.
Gross gas production for the year ended January 31, 2006 was 2.0 BCF compared to .8 BCF in the prior year. Total capital expenditures for the year were $24.6 million, $18.0 million in oil and gas properties and $6.6 million in gas transportation facilities and equipment. Capital spending since Layne Energy’s inception is $55.3 million.

Other
Revenues in other services (not classified in the Company’s four divisions) increased 136.5% to $5,277,000 for the year ended January 31, 2006 compared to revenues of $2,231,000 for the year ended January 31, 2005. Income from continuing operations for other services for the year ended January 31, 2006 was $1,307,000 compared to a loss from continuing operations of $43,000 in the prior year. The increases in revenues and profitability were primarily attributable to improvement in the Company’s oil and gas service businesses and to a specialty minerals project in Canada substantially completed during the year.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $12,771,000 and $13,728,000 for the years ended January 31, 2006 and 2005, respectively. The decrease for the year was primarily due to lower professional fees for Sarbanes-Oxley requirements, a decrease in incentive related expenses for corporate personnel and charges in the prior year related to the write-down of non-strategic assets.
Outlook
Andrew B. Schmitt, President and Chief Executive Officer, stated, “We are entering fiscal 2007 in about as good a shape as I can recall. The water and wastewater infrastructure, minerals and energy markets are still very good places to be doing business. We still have room to shift to a higher gear in all our operating divisions. There is a lot of work in front of us and if we execute properly, we can have another record year at Layne Christensen Company.”
Summary of Operating Segment Reconciliation Data

(in thousands)
Year Ended January 31,	2006	2005

Revenues
Water resources	$283,337	$198,475
Mineral exploration	124,206	104,299
Geoconstruction	37,659	34,636
Energy	12,536	3,821
Other	5,277	2,231

Total revenues	$463,015	$343,462

Income (loss) from continuing operations before income taxes
Water resources	$22,992	$23,905
Mineral exploration	13,947	11,791
Geoconstruction	5,263	2,488
Energy	2,891	(1,993)
Other	1,307	(43)
Unallocated corporate expenses	(12,771)	(13,728)
Interest	(5,773)	(3,221)

Total income from continuing operations before income taxes	$27,856	$19,199

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2006	2005	2006	2005

Income Statement Data:
Revenues	$146,729	$89,587	$463,015	$343,462
Cost of revenues (exclusive of depreciation shown below)	113,021	65,721	344,628	250,244

Gross profit	33,708	23,866	118,387	93,218
Selling, general and administrative expenses	20,064	16,770	69,979	60,214
Depreciation, depletion and amortization	6,902	4,326	20,024	14,441
Other income (expense):
Equity in earnings of affiliates	1,101	499	4,345	2,637
Interest	(2,120)	(964)	(5,773)	(3,221)
Other, net	(104)	(15)	900	1,220

Income from continuing operations before income taxes and minority interest	5,619	2,290	27,856	19,199
Income tax expense	2,503	1,099	13,121	9,215
Minority interest	—	(18)	(50)	(17)

Net income from continuing operations before discontinued operations	3,116	1,173	14,685	9,967
Gain (loss) from discontinued operations, net of income taxes	—	(2)	(4)	(213)

Net income	$3,116	$1,171	$14,681	$9,754

Basic income (loss) per share:
Net income from continuing operations before discontinued operations	$0.20	$0.09	$1.08	$0.79
Gain (loss) from discontinued operations, net of income taxes	—	—	—	(0.01)

Net income per share	$0.20	$0.09	$1.08	$0.78

Diluted income (loss) per share:
Net income from continuing operations before discontinued operations	0.20	0.09	$1.05	$0.77
Gain (loss) from discontinued operations, net of income taxes	—	—	—	(0.02)

Net income per share	$0.20	$0.09	$1.05	$0.75

Weighted average shares outstanding — diluted	15,569	13,022	14,027	12,931

	January 31,
	2006	2005

Balance Sheet Data:
Working capital, excluding debt	$69,996	$54,455
Total assets	448,551	245,380
Total debt	128,900	60,000
Total stockholders’ equity	171,626	104,697
Common shares issued and outstanding	15,233	12,619

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